Exhibit 6

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA EQUITABLE LIFE INSURANCE COMPANY

The names of the Directors and the names and titles of the Executive Officers of AXA Equitable Life Insurance Company (“AXA Equitable”), which is the sole member of Equitable Holdings, LLC, and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is that of AXA Equitable at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA Equitable and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
* Henri de Castries (1) AXA 25, avenue Matignon 75008 Paris, France	Chairman of the Board and Chief Executive Officer, AXA Chairman of the Board, AXA Financial, Inc.

* Ramon de Oliveira (1) 580 Park Avenue New York, NY 10065	Managing Director, Investment Audit Practice, LLC

* Denis Duverne (1) AXA 25, avenue Matignon 75008 Paris, France	Member of the Board and Deputy Chief Executive Officer, AXA

Richard S. Dziadzio	Senior Executive Vice President and Chief Financial Officer Senior Executive Vice President and Chief Financial Officer, AXA Financial, Inc.

* Charlynn Goins 30 Beekman Place New York, NY 10022	Chairman of the Board (Distribution Committee), The New York Community Trust (community foundation)

* Dan Hale 900 20th Avenue South Unit 1411 Nashville, TN 37212	Former SVP and Chief Financial Officer, Allstate Corporation

* Anthony J. Hamilton (2) 5 Old Broad St. London, England ECN 1AD	Non Executive Chairman, AXA UK plc (life and plc insurance)

Name, Business Address	Present Principal Occupation
* James F. Higgins Morgan Stanley Harborside Financial Center Plaza Two, Second Floor Jersey City, NJ 07311	Director, Morgan Stanley Fund Family (financial services)

* Peter S.Kraus AllianceBernstein 1345 Avenue of Americas New York, NY 10105	Chairman of the Board and Chief Executive Officer AllianceBernstein Holding L.P.

Nick Lane	Senior Executive Vice President and President, Retirement Savings Senior Executive Vice President and President, Retirement Savings, AXA Financial, Inc.

* Andrew J. McMahon	President Senior Executive Vice President and President, Financial Protection and Wealth Management, AXA Financial, Inc.

* Scott D. Miller 315 East Hopkins Ave Aspen, CO 81611	Chief Executive Officer, SSA & Company (productivity and business transformation training)

* Mark Pearson (2)	Chairman of the Board and Chief Executive Officer President and Chief Executive Officer, AXA Financial, Inc.

Salvatore Piazzolla (3)	Senior Executive Vice President - Head of Human Resources Senior Executive Vice President, AXA Financial, Inc.

Richard V. Silver	Senior Executive Vice President, Chief Administrative Officer and Chief Legal Officer Senior Executive Vice President, Chief Administrative Officer and Chief Legal Officer, AXA Financial, Inc.

* Lorie A. Slutsky 909 Third Avenue New York, NY 10022	President and Chief Executive Officer, The New York Community Trust (community foundation)

* Ezra Suleiman Corwin Hall Princeton, NJ 08544	Professor of Politics and IBM Professor of International Studies, Princeton University (education)

Name, Business Address	Present Principal Occupation
* Peter J. Tobin 1 Briarwood Lane Denville, NJ 07834	Former Special Assistant to the President, St. John’s University (education)

* Richard C. Vaughan 764 Lynnmore Lane Naples, FL 34108-7522	Former Executive Vice President and Chief Financial Officer, Lincoln Financial Group

*	Director
(1)	Citizen of the Republic of France
(2)	Citizen of the United Kingdom
(3)	Citizen of Italy

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